Exhibit 10.64



                                FARMOUT AGREEMENT



                           ENTERED INTO BY AND BETWEEN


                           FX ENERGY POLAND Sp. z o.o.


                                       AND


                       CALENERGY POWER (POLSKA) Sp. z o.o.







                           COVERING THE "FENCES AREA"
                          IN THE FORESUDETIC MONOCLINE

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THIS Farmout Agreement (hereinafter referred to as the "Agreement") is made as of the 9th day of January, 2003, among:

FX ENERGY POLAND Sp. z o.o. with its registered seat in Warsaw, at al. Jana Paw(3)a II 29, 00-867 Warsaw, entered into the Polish Court Register maintained by the District Court in Warsaw under the KRS No. 0000052459 ("FX"), represented by Mr. David Pierce, a member of the Management Board; and

CALENERGY POWER (POLSKA) Sp. z o.o. with its registered seat in Warsaw at Niedzwiedzia 8C, 02-737, Warsaw entered into the Polish Court Register maintained by the District Court in Warsaw under the RHB No. 52059 ("CE Power"), represented under power of attorney by Mr. Peter Youngs;

                                   WITNESSETH:

WHEREAS, Polskie Gornictwo Naftowe I Gazownictwo S.A. with its registered seat in Warsaw, at Krucza 6/14, 00-537 Warsaw, entered into the Polish Court Register maintained by the District Court in Warsaw under the KRS No. [ ] ("POGC") has entered into that certain Mining Usufruct dated September 28, 2001, with the State Treasury of the Republic of Poland, dated September 28, 2001, covering prospecting for and exploring deposits of oil and natural gas in the "Srem-Jarocin" area (the "Fences Mining Usufruct") and POGC has also received Concession #29/2001/p relating thereto (the "Fences Concession");

WHEREAS, POGC and FX entered into that certain Agreement on Cooperation in Exploration of Hydrocarbons on Foresudetic Monocline dated April 11, 2000, (the "Fences Cooperation Agreement") and that certain Joint Operating Agreement dated May 12, 2000, (the "Fences JOA"), all of which agreements grant FX certain rights and obligations with respect to the area (the "Fences Area") covered by the Fences Mining Usufruct and the Fences Concession;

WHEREAS, POGC and FX entered into that certain Settlement Agreement (the "Fences Settlement Agreement") dated January 8, 2003 such agreement clarifying and resolving matters and issues arising under the Fences Cooperation Agreement.

WHEREAS, CE Power wishes to earn and acquire from FX undivided interests in the Fences Mining Usufruct and the Fences JOA, and FX is willing to have CE Power participate in operations conducted in the Fences Area and to earn the interests;

WHEREAS, the Parties wish to set out the terms and conditions upon which FX will transfer and CE Power will earn and receive a transfer of such interests;

WHEREAS this Agreement is intended to set forth in more detail the respective rights and obligations of the Parties hereto with respect to the aforesaid agreements;

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.       Definitions

         1.1 In this Agreement the following capitalized words and expressions shall have the following respective meanings:

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         "AFE" shall have the meaning defined in the Fences JOA.

         "Affiliate" shall have the meaning defined in the Fences JOA.

         "Agreement" means this agreement.

         "Best Efforts" means that the Party in question shall immediately carry out all actions that could be expected of it in order to discharge the relevant obligation placed upon it by this Agreement, which shall include lending all assistance to the other Parties as could reasonably be expected.

         "Business Day" shall have the meaning defined in the Fences JOA.

         "CE Gas" means CalEnergy Gas (Holdings) Ltd, an English company with its registered office in London at 60 Gray's Inn Road, London, England (Registration Number 2772202).

         "CalEnergy Resources Limited" means an English company with its registered office in Carliol House, Market Street, Newcastle, England (Registration Number 04508881).

         "Contract Area" shall have the meaning defined in the Fences JOA.

         "Data" means all data which any Party has a right to dispose of, whether in hard copy or digital form (where available) including, but not limited to, geoscientific and engineering data and logs.

         "Day" shall have the meaning defined in the Fences JOA.

         "Dollars" means United States of America dollars.

         "Drilling" means (in addition to its usual meaning) preparation for drilling, drilling, taking and running logs, cores and flow and formation tests to evaluate formations encountered which are prospectively productive of hydrocarbons, together with plugging and abandonment (in the case of a dry hole), suspension or completion as a producer.

         "End Date" means the date specified in Clause 3.10.

         "Fences Area" means the land area covered by the Fences JOA, the Fences Mining Usufruct and the Fences Concession.

         "Fences Concession" means that certain concession, number 29/2001/p, issued to POGC by the Minister of Environment, a copy of which is attached at Exhibit 2.

         "Fences Cooperation Agreement" means that certain Agreement on Cooperation in Exploration of Hydrocarbons on Foresudetic Monocline dated April 11, 2000, between POGC and FX, pertaining to exploration and exploitation of hydrocarbons in the Fences Area, a copy of which is attached at Exhibit 3.

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         "Fences JOA" means that certain Joint Operating Agreement dated May 12,
         2000, between POGC and FX, as amended by inter alia the Fences Settlement Agreement, a copy of which is attached at Exhibit 4.

         "Fences Mining Usufruct" means that certain Mining Usufruct dated September 28, 2001 between the State Treasury of the Republic of Poland represented by the Minister of Environment and POGC covering prospecting for and exploring deposits of oil and natural gas in the "Srem-Jarocin" area, a copy of which is attached at Exhibit 1.

         "Fences Settlement Agreement" means that certain Settlement Agreement regarding the Fences Area dated January 8, 2003, a copy of which is attached at Exhibit 5.

         "First Earning Well" means the well in respect of which CE Power may elect to pay an amount equal to the Drilling costs pursuant to Clause 2.3.

         "Force Majeure" means any reason or circumstance (other than lack of financial resources) which has a direct impact on the performance of the obligations of a Party hereunder and which is beyond the reasonable control of the Party concerned and which it could not have predicted or prevented acting with due care in accordance with good international petroleum industry practices;

         "Maximum Carried Well Cost" means Drilling costs of Two Million Five Hundred Thousand US Dollars.

          "Minimum Earned Acreage" means in respect of each of the First Earning Well and the Second Earning Well, the minimum area surrounding such First Earning Well or Second Earning Well (as the case may be) which CE Power may earn an interest in by paying an amount equal to the Drilling costs of such well in accordance with the terms of this Agreement.

         "Non-Operator" means a Non-Operator as defined in the Fences JOA.

         "Operating Committee" means the Operating Committee as defined in the Fences JOA.

         "Operator" means the Operator as defined in the Fences JOA.

         "Party" means a party to this Agreement and Parties means all of them.

         "Second Earning Well" means the well in respect of which CE Power may elect to pay an amount equal to the Drilling costs pursuant to Clause 5.3.

         "Total Depth" means as to the First Earning Well or the Second Earning Well the maximum depth actually reached during those drilling operations.

         "VAT" means the value added tax applied if due in accordance with the laws of Poland.

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         1.2      In this Agreement and the Schedules hereto, unless the context otherwise requires:

                  1.2.1 a reference to a statute or statutory provision includes a reference to:
                           (A) that statute or provision as consolidated, modified, re-enacted or replaced by any statute or statutory provision prior to the date of this Agreement;
                           (B) any repealed statute or statutory provision which it re-enacts (with or without modification) prior to the date of this Agreement; and
                           (C) any subordinate legislation made under the relevant statute prior to the date of this Agreement;
                  1.2.2 words in the singular shall include the plural, and vice versa;
                  1.2.3 the masculine gender shall include the feminine and neuter and vice versa;
                  1.2.4 a reference to a Recital, Clause, Exhibit or Schedule (other than to a schedule to a statutory provision) shall be a reference to a Recital, Clause, Exhibit or Schedule of or to this Agreement;
                  1.2.5 the headings are for convenience only and shall not affect the interpretation of any provision of this Agreement; and
                  1.2.6 the Schedules form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Schedules.


2.       The First Earning Well Decision.

         2.1 Selection of Drillsite. On the date of this Agreement CE Power shall give notice to FX of its choice of drillsite for the First Earning Well and FX shall forthwith give notice to POGC advising of such choice. The CE Power notice shall also include CE Power's proposal for the Minimum Earned Acreage (defined by the aerial extent of the prospect as mapped delineated by the lowest closing contour or by a defined hydrocarbon contact determined by a well penetration whichever is deeper) to be earned by CE Power in connection with the First Earning Well. During the 60 days following the date of this Agreement the technical representatives of CE Power will make themselves available to meet at convenient times and places with the technical representatives of POGC and FX to discuss the drillsite selection and all other matters in respect of the First Earning Well.


         2.2      Drilling Plan, etc

                  2.2.1 As soon as practicable after receipt of notice from CE Power under Clause 2.1 FX shall use its Best Efforts to procure that POGC, in its capacity as Operator under the Fences JOA, makes appropriate arrangements to work with CE Power, either by appointment as agent or otherwise in a manner satisfactory to CE Power, in preparing and finalizing the drilling program proposal for the First Earning Well, to be presented and decided upon at the Operating Committee meeting referred to in Clause 2.2.2.

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                  2.2.2    As soon as practicable after receipt of notice from
                           CE Power under Clause 2.1, FX shall use its Best Efforts to procure that POGC shall also confirm acceptance of CE Power's proposal or submit a counterproposal for the drillsite and the Minimum Earned Acreage and nominate a date for a meeting of the Operating Committee and the representatives of CE Power, which meeting shall be at least 30 days but not more than 45 days after the date that CE Power is appointed agent or other arrangements are agreed under Clause 2.2.1.

                  2.2.3 CE Power, whether as agent for POGC or as otherwise agreed, shall prepare proposals for the Operating Committee meeting covering the well program, AFE, insurance coverage and the selection of the contractors and subcontractors (suppliers and services) including contract terms.

                  2.2.4 The Parties agree that the purpose of the Operating Committee meeting will be to discuss and endeavor to agree the proposals that CE Power shall make on all details of the well program, AFE, insurance coverage, list of contractors and subcontractors including contract terms, Minimum Earned Acreage, and any other matters related to the First Earning Well.

                  2.2.5 FX shall use its Best Efforts to procure that the final decisions of the Operating Committee will be reported to CE Power in writing within 7 Days following the meeting in the form of a final proposal for the well program, AFE, insurance coverage, list of contractors and subcontractors including contract terms, Minimum Earned Acreage, and any other matters related to the First Earning Well.

         2.3 Decision to Drill or Terminate. Within 7 Days after receipt of the final decisions of the Operating Committee pursuant to Clause 2.2.5, CE Power shall notify FX of its decision whether or not to pay an amount equal to the Drilling costs of the First Earning Well, which decision shall be entirely within the discretion of CE Power. If CE Power elects to pay an amount equal to the Drilling costs of the First Earning Well, FX shall use its Best Efforts to procure that POGC, in its capacity as Operator under the Fences JOA, promptly appoints CE Power as agent for the management of the drilling operation of the First Earning Well. In its capacity as agent CE Power shall be required to manage the Drilling of the First Earning Well in accordance with the terms of the Fences JOA. If either the Operating Committee meeting referred to in Clause 2.2.5 is not held, or the final decisions thereof are not reported as required by Clause 2.2.5, by the End Date, then CE Power may elect to terminate this Agreement by giving FX seven (7) Days written notice. If CE Power elects not to pay an amount equal to the Drilling costs of the First Earning Well, or fails to notify FX within the said 7 Days, this Agreement shall terminate forthwith.

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         2.4      Effect of Termination under Clause 2.3. If this Agreement is terminated pursuant to Clause 2.3, then save and except for matters in this Clause 2.4 and Clause 11, this Agreement shall be at an end and no Party shall have any further rights or obligations hereunder and CE Power shall forthwith return to FX, or destroy all Data received from FX related to the Fences Area, except for that portion thereof which consists of analyses, compilations, studies or other documents prepared by or on behalf of CE Power.


3.       Conditions Precedent.

         3.1 Transfer of Interest; Amendment of JOA. Promptly following timely receipt of an affirmative notice from CE Power under Clause 2.3, the Parties shall execute and FX shall procure that POGC also execute an amendment to the Fences JOA in the form attached hereto as Schedule 1, to:

                  3.1.1 effect the transfer of a 24.5% working interest in and under the Fences JOA from FX to CE Power and record the unconditional assumption by CE Power of the obligations of a Non-Operator in respect of such 24.5% working interest in accordance with Article XI and other applicable provisions of the Fences JOA;

                  3.1.2 prohibit all operations under the Fences JOA, except for operations specifically referred to in this Agreement, without the unanimous consent of all parties to the Fences JOA until this Agreement has been terminated;

                  3.1.3 conform the definition of the Contract Area to the areas described in the Fences Concession and the Fences Mining Usufruct, excluding the Kleka 11 well;

                  3.1.4    amend the provision regarding governing law;

                  3.1.5    amend the provision regarding dispute resolution; and

                  3.1.6 add a provision regarding future amendments to conform to international petroleum industry practices; 3.1.7 add a provision requiring that in the event of the termination of this Agreement pursuant to Clauses 5.3, 6.3, 6.4 or 7.1 the Parties and POGC will:

                           (A) amend the Fences JOA so that it no longer covers the land comprising the Minimum Earned Acreage in respect of the First Earning Well or the Minimum Earned Acreage in respect of the Second Earning Well, as applicable;

                           (B) execute a new joint operating agreement ("JOA") to govern the rights and obligations of the Parties and POGC in respect of operations conducted on the Minimum Earned Acreage for each of the First Earning Well and the Second Earning Well, as applicable, which JOA shall contain the same terms and conditions as the Fences JOA except, for the purposes of identification only, with such alterations as are necessary to reflect the identity of the parties and their respective working interests and the area to be covered by the JOA.

                           Execution by the Parties and POGC of the amendment of the Fences JOA shall be a Condition Precedent.

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         3.2      Interest Fully Earned; No Pre-Existing Obligations. FX shall use its Best Efforts to obtain the acknowledgement and written agreement of POGC that the interest to be transferred to CE Power will be fully earned by FX and unencumbered by any claim by POGC (notwithstanding any agreement between FX and POGC) at the date of such transfer (subject only to future performance as set forth in this Agreement and in the Fences JOA, the Fences Concession and the Fences Mining Usufruct) and not be subject to any claims, liabilities or obligations other than as set forth in this Agreement and in the Fences JOA. In particular, such acknowledgement and written agreement shall specify that neither CE Gas nor CE Power shall under any circumstances whatever be subject to any claims, liabilities or obligations connected with the Fences Cooperation Agreement and the Fences Settlement Agreement. Receipt of such written agreement from POGC, in form and substance satisfactory to CE Power, shall be a Condition Precedent.

         3.3 Assignment of Usufruct. FX shall promptly submit for approval by the Minister of Environment representing the Polish State Treasury an executed assignment in the form set out in
                  Schedule 2, from FX to CE Power, of 24.5% of the Fences Mining Usufruct. FX shall deliver to CE Power copies of such assignment when submitted and, on receipt, copies of the Minister's approval of such assignment. Receipt of the consent of the Minister of Environment to such assignment, in form and substance reasonably satisfactory to the Parties, shall be a Condition Precedent.

         3.4 Waiver of Lien by RRPV. FX shall promptly seek the written consent of Rolls Royce Power Ventures Limited ("RRPV") to the transfer of interests to CE Power contemplated by this Agreement, such transfer to be free and clear of any lien or other encumbrance of RRPV. Such consent shall be substantially in the form attached hereto as Schedule 4. Receipt of the consent of RRPV to such assignment shall be a Condition Precedent.

         3.5 Gas Sales Matters. FX will use its Best Efforts to cause the Parties and POGC to execute an amendment, substantially in the form attached hereto as Schedule 5, to the Natural Gas Sale and Purchase Agreement dated [insert] December 2000 between [insert], (the "GSA") to the effect that:

                  3.5.1    CE Power shall become a party to the GSA;
                  3.5.2 gas produced from any wells located within the Minimum Earned Acreage in respect of the First Earning Well or the Second Earning Well may be added, at the seller's option, to the gas required to be taken by the buyer under the GSA; and
                  3.5.3 the term of the GSA will be extended to at least December 31, 2008.
                  Execution of such amendment to the GSA by POGC, FX, and CE Power shall be a Condition Precedent.

         3.6 Confirmation of Certain Gas Sales Matters. FX shall use its Best Efforts to cause POGC, as Operator under the Fences JOA, to confirm the following matters and receipt of such confirmation shall be a Condition Precedent:

                  3.6.1 the entry pressure into the POGC gas system in the Fences Area does not exceed 300 psi; and

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                  3.6.2    subject to gas meeting applicable quality
                           specifications, POGC knows of no impediment that would restrict gas produced in the Fences Area from being immediately accepted into the nearest appropriate entry point of the POGC gas system for sale.

         3.7 Ownership and Transfer of Data. Upon signing the amendment to the Fences JOA referred in Clause 3.1, CE Power shall become the owner of 24.5% interest in the Data pertaining to the Fences area, and FX shall promptly seek the consent of the Minister of Environment acting as the geological administration authority for the transfer of the Data. On receipt of such consent FX shall deliver to CE Power a copy of such consent along with copies of all Data as to which it has rights pertaining to the Contract Area. Receipt of the consent of the Minister of Environment to such transfer shall be a Condition Precedent.

         3.8 Transfer of Ownership of CE Power. CE Gas shall have procured that CE Power is a wholly owned subsidiary of CalEnergy Resources Limited. The transfer of CE Power to the ownership of CalEnergy Resources Limited shall be a Condition Precedent.

         3.9 Corporate Approvals. Each of the Parties shall have already obtained, and on the date of execution of this Agreement shall provide a copy to each other Party of the approval of its management board and any other necessary corporate consents to entering into this Agreement and any other agreements contemplated by this Agreement, and FX shall solicit the approval/consent of the management board of POGC to the actions to be taken by POGC pursuant to the terms of this Agreement. The provision of the approvals and consents described in this Clause 3.9, including without limitation the receipt of the approval/consent of POGC, shall be a Condition Precedent.

         3.10 Termination for Failure to Satisfy Conditions Precedent. FX shall use all reasonable endeavors to procure that each of the Conditions Precedent except the Condition Precedent contained in Clause 3.8 is satisfied as expeditiously as possible. CE Power shall, to the extent not already done so by CE Gas, use all reasonable endeavours to procure that the Conditions Precedent contained in Clause 3.8 and 3.9 are satisfied as expeditiously as possible. Each Party must keep the other Party fully informed of the status of the satisfaction of the Conditions Precedent and must notify the other Party immediately upon becoming aware that each Condition Precedent has been satisfied. CE Power may, in its sole discretion, waive the requirement for satisfaction of any or all of the Conditions Precedent. If the Conditions Precedent are not satisfied or waived by 31 March 2003, or such later date as the Parties may agree ("End Date"), then either Party may terminate this Agreement by giving the other Party 14 days written notice delivered at any time following the End Date.

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         3.11     Effect of Termination under Clause 3.10. If this Agreement is terminated pursuant to Clause 3.10 then save and except for this Clause 3.11 and Clause 11, this Agreement shall be at an end and no Party shall have any further rights or obligations hereunder and CE Power shall forthwith: (i) return to FX or POGC, as applicable, or destroy all Data related to the Fences Area, except for that portion thereof which consists of analyses, compilations, studies or other documents prepared by or on behalf of CE Power; (ii) reassign all interests in the Fences JOA and Fences Mining Usufruct that it has received from FX and/or POGC pursuant to this Agreement; (iii) execute all other documents as may be reasonably necessary to return the Parties and POGC as nearly as practicable to their positions prior to the execution of this Agreement.

         3.12 Clauses 4, 5, 6, 7 and 8 of this Agreement will be of no force and effect until all of the conditions contained in Clauses 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8 and 3.9 ("Conditions
                  Precedent") have been satisfied or waived in accordance with this Clause 3.

4.       Drilling the First Earning Well.

         4.1 Commitment to Pay Drilling Costs; JOA to Govern Drilling. Provided that CE Power has elected under Clause 2.3 to pay an amount equal to the Drilling costs of the First Earning Well, the start date for drilling operations shall be the earliest practicable date thereafter as determined by the Operator after due consultation with CE Power as agent. The First Earning Well shall be drilled in accordance with the final proposal issued by the Operating Committee under Clause 2.2 and in accordance with the terms of the Fences JOA, which shall govern all aspects of the First Earning Well except as expressly provided in this Agreement. In addition to an amount equal to the Drilling costs, CE Power shall also pay an amount equal to 100% of the costs of any geological or geophysical work that the Operator conducts at the sole written request of CE Power prior to testing and completing or plugging and abandoning (as a dry hole) the well.

         4.2 Limitation on Drilling Costs. CE Power's commitment to pay an amount equal to the Drilling costs of the First Earning Well means that CE Power agrees to pay to the Operator 24.5% of the Drilling costs in accordance with the Fences JOA and to FX 75.5% of the Drilling costs as a first installment for the Fences Mining Usufruct up to the Maximum Carried Well Cost. If the cumulative Drilling costs on the First Earning Well exceed an amount equal to the Maximum Carried Well Cost then CE Power, in its sole discretion, has the right to require, by giving notice in writing to the Operator and FX, that the Operator cease all Drilling forthwith ("First Earning Well Cease Notice") and to plug and abandon the well immediately. CE Power shall remain liable for Drilling costs on the First Earning Well including such plugging and abandonment (payable 24.5% to the Operator and 75.5% to FX).

         4.3 Takeover of the First Earning Well. If the First Earning Well is to be plugged and abandoned pursuant to Clause 4.2 then any one or more parties to the Fences JOA other than CE Power shall have the right to propose taking over the well as an Exclusive Operation under the Fences JOA and such party or parties must provide a notice ("First Earning Well Continuation Notice") to CE Power within 24 hours of receipt of a First Earning Well Cease Notice. If any party to the JOA issues a First Earning Well Continuation Notice then CE Power's obligation to pay an amount equal to the subsequent Drilling costs of the First Earning Well shall cease and be deemed to have ceased from the time of receipt of the First Earning Well Cease Notice.

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         4.4      Reassignment on Issuance of First Earning Well Cease Notice.
                  If CE Power issues a First Earning Well Cease Notice then CE Power shall be obliged to reassign to FX all of CE Power's interest in the Fences Area and CE Power shall be obliged to return to POGC or FX, as appropriate, or destroy all Data received from POGC or FX related to the Fences Area, except for that portion thereof which consists of analyses, compilations, studies or other documents prepared by or on behalf of CE Gas or CE Power.

5.       The Second Earning Well Decision.

         5.1 Selection of Drillsite. If CE Power wishes to drill the Second Earning Well, which decision shall be entirely within its sole discretion, and if CE Power has fully performed its obligations under Clause 4, then within 20 Days after the First Earning Well has reached Total Depth, CE Power shall give notice to the other parties to the Fences JOA of its choice of drillsite for the Second Earning Well. The notice shall also include its proposal for the Minimum Earned Acreage (defined by the aerial extent of the prospect as mapped delineated by the lowest closing contour or by a defined hydrocarbon contact determined by a well penetration whichever is deeper) to be earned in connection with the Second Earning Well. The Parties and representatives of POGC shall then meet within the next 10 days at a convenient time and place to discuss drillsite selection and all other matters in respect of the Second Earning Well.

         5.2      Drilling Plan, etc

                  5.2.1 As soon as practicable after receipt of notice from CE Power under Clause 5.1, FX shall use its Best Efforts to procure that POGC, in its capacity as Operator under the Fences JOA, makes appropriate arrangements to work with CE Power, either by appointment as agent or otherwise in a manner satisfactory to CE Power, in preparing and finalizing the drilling program proposal for the Second Earning Well, to be presented and decided upon at the Operating Committee Meeting referred to in Clause 5.2.2.

                  5.2.2 As soon as practicable after receipt of notice from CE Power under Clause 5.1 FX shall use its Best Efforts to procure that POGC shall also confirm acceptance or submit a counterproposal for the drillsite and the Minimum Earned Acreage and provide a date for a meeting of the Operating Committee and the representatives of CE Power, which meeting shall be at least 30 days but not more than 45 days after the date that CE Power is appointed agent or other arrangements are agreed under Clause 5.2.1.

                  5.2.3 CE Power, whether as agent for POGC or as otherwise agreed, shall prepare proposals for the Operating Committee Meeting covering the well program, AFE, insurance coverage and the selection of the contractors and subcontractors (suppliers and services).

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

                  5.2.4 The purpose of the Operating Committee meeting will be to discuss and endeavor to agree the proposals that CE Power shall make on all details of the well program, AFE, insurance coverage, list of contractors and subcontractors including contract terms, Minimum Earned Acreage, and any other matters related to the Second Earning Well.

                  5.2.5 FX shall use its Best Efforts to procure that the final decisions of the Operating Committee will be reported in writing within 7 Days following the meeting in the form of a final proposal for the well program, AFE, insurance coverage, list of contractors and subcontractors including contract terms, Minimum Earned Acreage, and any other matters related to the Second Earning Well.

         5.3 Decision to Drill or Terminate. Within 7 Days after receipt of the final proposal of the Operating Committee pursuant to Clause 5.2.5, CE Power shall notify FX of its decision whether or not to pay an amount equal to the Drilling costs of the Second Earning Well, which decision shall be entirely within the discretion of CE Power. If CE Power elects to pay an amount equal to the Drilling costs of the Second Earning Well, FX shall use its Best Efforts to procure that POGC in its capacity as Operator under the Fences JOA promptly appoints CE Power as agent for the management of the drilling operation of the Second Earning Well. In its capacity as agent, CE Power shall be required to manage the Drilling of the Second Earning Well in accordance with the terms of the Fences JOA. If either the Operating Committee Meeting referred to in Clause 5.2.5 is not held or the final decisions thereof are not reported as required by Clause 5.2.5, by 75 days after the First Earning Well has reached Total Depth, then CE Power may terminate this Agreement by giving FX seven (7) days written notice. If CE Power elects not to pay an amount equal to the Drilling costs of the Second Earning Well, or fails to notify FX within the said 7 Days, this Agreement shall terminate forthwith. If CE Power elects to pay an amount equal to the Drilling costs of the Second Earning Well, it shall also pay to FX the sum of One Million Dollars as a second installment for the Fences Mining Usufruct not later than seven (7) days after CE Power has notified FX of its election to pay an amount equal to the Drilling costs of the Second Earning Well under this Clause
                  5.3 ("Due Date One"), which decision shall be entirely within the discretion of CE Power If such payment is not made by Due Date One, this Agreement shall terminate forthwith.

         5.4 Effect of Termination under Clause 5.3. If this Agreement is terminated pursuant to Clause 5.3, then save and except for matters in this Clause 5.4 and Clause 11, this Agreement shall be at an end and no Party shall have any further rights or obligations hereunder. If this Agreement is terminated pursuant to Clause 5.3, then CE Power shall promptly:

                  5.4.1 return to POGC or FX, as appropriate, or destroy all Data received from POGC or FX related to the Fences Area outside the Minimum Earned Acreage surrounding the First Earning Well, except for that portion thereof which consists of analyses, compilations, studies or other documents prepared by or on behalf of CE Gas or CE Power; and

                  5.4.2 transfer to FX all of CE Power's interest in and under the Fences JOA and the Fences Mining Usufruct outside the Minimum Earned Acreage surrounding the First Earning Well;


6.       Drilling the Second Earning Well.

         6.1 Commitment to Pay Drilling Costs; JOA to Govern Drilling. Provided CE Power has elected under Clause 5.3 to pay an amount equal to the Drilling costs of the Second Earning Well, and provided it has made a timely payment to FX under Clause 5.3, the start date for drilling operations shall be the earliest practicable date thereafter as determined by the Operator after due consultation with CE Power as agent. The Second Earning Well shall be drilled in accordance with the final proposal issued by the Operating Committee under Clause
                  5.2 and in accordance with the terms of the Fences JOA, which shall govern all aspects of the Second Earning Well except as expressly provided in this Agreement. In addition to an amount equal to the Drilling costs, CE Power shall also pay an amount equal to 100% of the costs of any geological or geophysical work that the Operator conducts at the sole written request of CE Power prior to testing and completing or plugging and abandoning the well (as a dry hole).

         6.2 Limitation on Drilling Costs. CE Power's commitment to pay an amount equal to the Drilling costs of the Second Earning Well means that CE Power agrees to pay to the Operator 24.5% of the Drilling costs in accordance with the Fences JOA and to FX 75.5% of the Drilling costs as a third installment for the Fences Mining Usufruct up to the Maximum Carried Well Cost. In the event cumulative Drilling costs on the Second Earning Well exceed an amount equal to the Maximum Carried Well Cost then CE Power, in its sole discretion, has the right to require, by giving notice in writing to the Operator and FX, that the Operator cease all Drilling forthwith ("Second Earning Well Cease Notice") and to plug and abandon the well immediately. CE Power shall remain liable for Drilling costs on the Second Earning Well including such plugging and abandonment (payable 24.5% to the Operator and 75.5% to FX).

         6.3 Takeover of Second Earning Well. If the Second Earning Well is to be plugged and abandoned pursuant to Clause 6.2 then any one or more parties to the Fences JOA other than CE Power shall have the right to propose taking over the well as an Exclusive Operation under the Fences JOA and such party or parties must provide a notice ("Second Earning Well Continuation Notice") to CE Power within 24 hours of receipt of a Second Earning Well Cease Notice. If any party issues a Second Earning Well Continuation Notice then CE Power's obligations to pay an amount equal to the subsequent Drilling costs of the Second Earning Well shall cease and be deemed to have ceased from the time of receipt of the Second Earning Well Cease Notice and this agreement shall have terminated.

         6.4 Reassignment on Issuance of Second Earning Well Cease Notice. If CE Power issues a Second Earning Well Cease Notice then CE Power shall be obliged to reassign to FX all of CE Power's interest in the Fences Area except the Minimum Earned Area surrounding the First Earning Well and CE Power shall be obliged to return to POGC or FX, as appropriate, or destroy all Data received from POGC or FX related to the Fences Area except the Minimum Earned Acreage surrounding the First Earning Well, except for that portion thereof which consists of analyses, compilations, studies or other documents prepared by or on behalf of CE Gas or CE Power.

7.       The Final Earning Decision and Action.

         7.1 Decision to Retain Entire Interest. If CE Power has fully performed its obligations under Clauses 4 and 6, then on or before the earlier of: (a) 50 Days after the Second Earning Well has reached Total Depth, or (b) December 15, 2003 ("Due Date Two") CE Power shall give notice to FX ("Final Earning Notice") of its decision whether or not to retain its interest in the Contract Area outside the Minimum Earned Acreage surrounding the First Earning Well and the Second Earning Well. Such decision shall be entirely within the discretion of CE Power. If such decision is negative, or if no notice is received by Due Date Two, this Agreement shall terminate forthwith with no liability on CE Power to make any further payments. If CE Power makes an affirmative decision CE Power shall pay to FX a fourth installment for the Fences Mining Usufruct. This installment will be calculated as the sum of Ten Million Six Hundred Thousand Dollars less (i) the cumulative amounts paid by CE Power to either the Operator or FX measured by Drilling costs of the First Earning Well and the Second Earning Well, (ii) the cumulative amounts paid by CE Power to either the Operator or FX measured by the costs of any geological or geophysical work that the Operator has conducted at the sole written request of CE Power but which has also been approved by the Operating Committee and as such qualifies as earn in expenditure that FX is required to pay to POGC under the Fences Cooperation Agreement and (iii) the sum of One Million Dollars made to FX under Clause 5.3. Such sum shall be received by FX not later than Due Date Two. If such payment is not made by Due Date Two, this Agreement shall terminate forthwith.

         7.2 Effect of Termination under Clause 7.1. If this Agreement is terminated pursuant to Clause 7.1, then save and except for matters in this Clause 7.2 and Clause 11, this Agreement shall be at an end and no Party shall have any further rights or obligations hereunder. If this Agreement is terminated pursuant to Clause 7.1, then CE Power shall promptly:

                  7.2.1 return to POGC or FX, as appropriate, or destroy all Data received from POGC or FX related to the Fences Area outside the Minimum Earned Acreage surrounding the First Earning Well and the Second Earning Well, except for that portion thereof which consists of analyses, compilations, studies or other documents prepared by or on behalf of CE Gas or CE Power; and

                  7.2.2 transfer to FX all of CE Power's interest in and under the Fences JOAand the Fences Mining Usufruct outside the Minimum Earned Acreage surrounding the First Earning Well and the Second Earning Well;

8.       Indemnity.

         8.1 This Clause 8 is without prejudice to the other provisions of this Agreement.

         8.2 With respect to the interests transferred to CE Power under Clause 3, FX shall be liable for all costs, charges, expenses, liabilities and obligations in respect of the relevant transferred interest (together the "Obligations") which are attributable to events or circumstances occurring in any period before the effective date of the transfer and FX shall be entitled to all income, receipts, credits, reimbursements, monies receivable, rebates and other benefits in respect of the relevant transferred interest (together the "Benefits") which are attributable to events or circumstances occurring in any period before the effective date of the transfer.

         8.3 From and after the effective date of the transfer of interests under Clause 3, CE Power shall be liable for its pro-rata percentage of Obligations and entitled to the equivalent pro-rata Benefits which accrue in or relate to any period on or after the effective date of transfer.

         8.4 If applicable FX shall pay a 50% share and CE Power shall pay a 50% share of any stamp duty due with respect to the transfer of the interests under Clause 3.


9.       Warranties of FX.

         9.1 Subject to the provisions of this Clause 9, FX represents, warrants and undertakes to CE Power that each of the statements set out in Schedule 6 is true and accurate as at the date hereof.

         9.2 Each of FX's Warranties shall be separate and independent and, save as expressly provided to the contrary, shall not be limited by reference to or inference from any other term of this Agreement.

         9.3 No claim for breach of any FX Warranty set out in Schedule 6 shall be made against FX unless written notice thereof (giving such details of the matter in respect of which the claim is made as shall then be reasonably practicable) shall have been given by or on behalf of CE Power to FX on or before the date occurring 12 months after the date of this Agreement.

         9.4 The maximum aggregate liability of FX in respect of all claims for breach of FX's Warranties shall not exceed 10,600,000.00 (ten million six hundred thousand) Dollars.


10.      Warranties of CE Power

         10.1 Subject to the provisions of this Clause 10 CE Power represents and warrants to FX that each of the statements set out in Schedule 7 is true and accurate as at the date hereof.

         10.2 CE Power's Warranties shall be separate and independent and, save as expressly provided to the contrary, shall not be limited by reference to or inference from any other term of this Agreement.

         10.3 No claim for breach of any warranty set out in Schedule 7 shall be made against CE Power unless written notice thereof (giving such details of the matter in respect of which the claim is made as shall then be reasonably practicable) shall have been given to CE Power on or before the date occurring 12 months after the date of this Agreement.

         10.4 The maximum aggregate liability of CE Power in respect of all claims for breach of CE Power's Warranties shall not exceed $50,000 (fifty thousand) Dollars

11.      Costs.

         11.1 The Parties shall pay their own costs and expenses in relation to the preparation and negotiation of this Agreement and the documents contemplated hereby or executed pursuant hereto.


12.      Invoicing

         12.1 Installments for the Fences Mining Usufruct pursuant to Clauses 4.2, 5.3, 6.2 and 7.1 will be paid subsequently by CE Power upon presentation of invoices issued by FX. Installments will be outside the scope of Polish VAT unless the Law is changed.

         12.2 Charges from POGC to CE Power will be paid by CE Power in accordance with the Fences JOA.


13.      Notices.

         13.1 Any notice pursuant to this Agreement may be given by facsimile transmission or by letter to the Party to be served at the address stated in Clause 12.3 or such other address as may be given for the purposes of this Agreement by written notice to the other Parties.

         13.2 A notice given by facsimile transmission shall, provided that such notice is also sent by post on the same day, be deemed to be served on the first Business Day following the date of dispatch, but a notice sent by post or delivered personally shall not be deemed to be delivered until received.

         13.3     The respective addresses for service are:

         FX:             FX Energy Poland Sp. z o.o.
                         al. Jana Paw(3)a II 29, 00-867, Warsaw, Poland with a copy to FX Energy, Inc., attn: David Pierce
                         3006 Highland Dr., #206, Salt Lake City, Utah 84106 USA
                         Fax: 1-801-486-5575

         CE Power        CalEnergy Power (Polska) Sp. z o.o.
                         Niedzwiedzia 8C,
                         02-737 Warsaw, Poland
                         with a copy to CalEnergy Resources Limited, attn Managing Director 60 Grays Inn Road, London, WC1X 8LU
                         Fax: 44 20 7208 1610


14.      Announcements.

         14.1 Subject to Clause 13.2 any Party shall be entitled to make a public announcement or statement regarding the Transferred Interest except that the prior approval of the other Party (such approval not to be unreasonably withheld) shall be required where such announcement or statement relates to:

                  14.1.1   the execution of this Agreement or its completion; or
                  14.1.2 the terms of this Agreement or the negotiation of such Agreement; or
                  14.1.3 any dispute or litigation or potential litigation with a third party or parties relating to or arising in connection with this Agreement;

         PROVIDED THAT no such prior approval shall be required where such announcement or statement is required by law or by a competent government agency or other regulatory body excluding any relevant stock exchange.

         14.2 Where a Party is required pursuant to the regulations of any relevant stock exchange to make a public announcement or disclosure, no prior approval of the other Party shall be required provided that not less than 24 hours notice is given to the other Party for comment prior to such announcement or disclosure.

15.      Assignment.

         15.1 None of the rights, liabilities or obligations of a Party under this Agreement shall be assignable except with the prior written consent of the other Party except where the assignment is to an Affiliate when no such consent is required

16.      General.

         16.1 This Agreement constitutes the entire agreement between the Parties and supersedes all warranties and representations previously made, and all previous agreements, arrangements or understandings between the Parties relating to the matters contained herein whether oral or in writing made or dated prior to the date hereof.

         16.2 No waiver by any Party of any breach of a provision of this Agreement shall be binding unless made expressly in writing. Further, any such waiver shall relate only to the breach to which it expressly relates and shall not apply to any subsequent or other breach.

         16.3 Under pain of nullity the provisions of this Agreement shall only be varied by an agreement in writing executed by each of the Parties and specifically referring to this Agreement.

         16.4 This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

         16.5 This Agreement has been executed in three counterparts in Polish and three counterparts in English. In the event of a discrepancy between the Polish and English versions, the Polish version shall prevail.


17.      Governing Law.

         17.1 This Agreement shall be interpreted in accordance with the laws of Poland and in accordance with the Treaty between Poland and the United States of America concerning Business and Economic Relations dated March 21, 1990, and, as applicable, principles of international law and decisions of international tribunals, and international treaties to which Poland is a party particularly the Convention on the Regulation and Enforcement of Foreign Arbitral Awards dated June 10, 1958.

18.      Dispute Resolution.

         18.1 Any dispute, controversy or claim arising out of, or relating to this Agreement, or the breach, termination or invalidity thereof including, without limitation, any dispute as to the construction, enforceability or the carrying out of the terms of this Agreement, which cannot be settled amicably before the passing of sixty (60) days from the giving of notice of one Party regarding such dispute, controversy or claim, may then be referred by any Party to arbitration under the UNCITRAL Arbitration rules as contemplated hereunder:

                  18.1.1 the appointing authority shall be the Arbitration Institute of the Stockholm Chamber of Commerce, PO Box 16050, S-10322, Stockholm, Sweden;
                  18.1.2   there shall be one arbitrator;
                  18.1.3 the arbitrator shall not be a national of Great Britain, Poland or the United States of America;
                  18.1.4 the arbitrator shall be a prominent legal figure expert in the laws of international investment;
                  18.1.5 the arbitrator shall call upon the services of an expert if there appears to be a need to ascertain good international petroleum industry practices;
                  18.1.6   the place of arbitration shall be Stockholm, Sweden;
                  18.1.7 the language to be used in the proceeding shall be English, with translation into Polish;
                  18.1.8 the decision of the arbitrator shall be final and binding and the Parties hereby agree to exclude any right of application or appeal to any court in connection with the award or its enforcement;

                  18.1.9 the decision shall be given in English and Polish and shall include resolution regarding the cost of arbitration; and
                  18.1.10 judgement upon the award may be entered in any court having jurisdiction and application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

         18.2 In the event of the commencement of dispute settlement procedures, the Parties shall continue their performance of this Agreement unless it is impossible to do so for reason of Force Majeure or unless the rights to be transferred hereunder have been expropriated, nationalized or otherwise taken.

         18.3 To the extent consistent with and authorized under Polish Law, each Party agrees and acknowledges that it is entering into this Agreement as a "commercial act" and not in any capacity as "sovereign" and hereby irrevocably waives any and all claims to immunity including sovereign immunity or immunity of jurisdiction with respect to any claims brought against it by any Party under this Agreement and with respect to the dispute resolution and arbitration proceedings and any proceedings to enforce, recognize or execute any arbitral award rendered by a tribunal constituted pursuant to this Agreement including, without limitation, immunity from service of process, immunity from jurisdiction of any court, and immunity of such of his property as is of a commercial nature from execution.


IN WITNESS whereof each Party has caused its duly authorized representative to sign this Agreement on the day and year first above written.

CALENERGY  POWER(POLSKA) Sp.zo.o

By:      /s/ Peter R.A. Youngs
-----------------------------------------------------
Title:   Attorney in Fact (under Power of Attorney)

Date:    January 9, 2003



FX ENERGY POLAND Spolka z ograniczona odpowiedzialnooecia

By:      David N. Pierce
-----------------------------------------------------
Title:   Member of the Management Board

Date:    January 9, 2003

                                   SCHEDULE 1
                       Form of Amendment of the Fences JOA

There shall be added at Section 1 of the Fences JOA the following definition:

"Best Efforts" means that the Party in question shall immediately carry out all actions that could be expected of it in order to discharge the relevant obligation placed upon it by this Agreement, which shall include lending all assistance to the other Parties as could reasonably be expected.

Section 1.27 of the Fences JOA is hereby amended to read as follows:

"1.27 Party means any of the entities named in the first paragraph to this Agreement and CalEnergy Power (Polska) Sp. z o.o. and any respective permitted successors or assigns thereof, if any."

Section 3.2 of the Fences JOA is hereby amended to read as follows: "3.2 Interests in the Joint Venture Subject to Articles XI and XII, the interests of the Parties shall be:

FX: 24.5%
POGC: 51%
CE Power: 24.5%"

Contract Area. The Contract Area as set forth in the Fences JOA is hereby amended to read as follows:

The Contract Area consists of the area covered by Concession #29/2001/p and by that certain Mining Usufruct dated September 28, 2001, covering prospecting for and exploring deposits of oil and natural gas in the "Srem-Jarocin" area. The following areas and wells shall not constitute part of the Contract Area:

         Concessions                                          Wells
         Name                      Number                     Solec 7
         Kaleje                    127/93                     Solec 8
         Jarocin                   128/93                     Kaleje 11
         Kleka                     129/93                     Kaleje 14
         Radlin                    172/94                     Kleka 11


THERE SHALL BE ADDED TO THE FENCES JOA THE FOLLOWING PROVISIONS:

17. GOVERNING LAW
         This Agreement shall be interpreted in accordance with the laws of Poland and in accordance with the Treaty between Poland and the United States of America concerning Business and Economic Relations dated March 21, 1990, and, as applicable, principles of international law and decisions of international tribunals, and international treaties to which Poland is a party particularly the Convention on the Regulation and Enforcement of Foreign Arbitral Awards dated June 10, 1958.

18. DISPUTE RESOLUTION

         18.1 Any dispute, controversy or claim arising out of, or relating to this Agreement identified by the Transferee for Phase 2 Drilling), or the breach termination or invalidity thereof including, without limitation, any dispute as to the construction, enforceability or the carrying out of the terms of this Agreement, which cannot be settled amicably before the passing of sixty (60) days from the giving of notice of one Party regarding such dispute, controversy or claim, then any Party may refer such dispute controversy or claim to arbitration under the UNCITRAL Arbitration rules as completed hereunder:

                  (i) the appointing authority shall be the Arbitration Institute of the Stockholm Chamber of Commerce, PO Box 16050, S-10322, Stockholm, Sweden;

                  (ii)     there shall be one arbitrator;

                  (iii) the arbitrator shall not be a national of Great Britain, Poland or the United States of America;

                  (iv) the arbitrator shall be a prominent legal figure expert in the laws of international investment;

                  (v) the arbitrator shall call upon the services of an expert if there appears to be a need to ascertain good international petroleum industry practices;

                  (vi)     the place of arbitration shall be Stockholm, Sweden;

                  (vii) the language to be used in the proceeding shall be English, with translation into Polish;

                  (viii) the decision of the arbitrator shall be final and binding and the Parties hereby agree to exclude any right of application or appeal to any court in connection with the award or its enforcement;

                  (ix) the decision shall be given in English and Polish and shall include resolution regarding the cost of arbitration; and

                  (x) judgement upon the award may be entered in any court having jurisdiction and application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

         18.2 In the event of the commencement of dispute settlement procedures, the Parties shall continue their performance of this Agreement unless it is impossible to do so for reason of Force Majeure or unless the Transferor's rights hereunder have been expropriated, nationalised or otherwise taken.

         18.3 To the extent consistent with and authorised under Polish Law, each Party agrees and acknowledges that it is entering into this Agreement as a "commercial act" and not in any capacity as "sovereign" and hereby irrevocably waives any and all claims to immunity including sovereign immunity or immunity of jurisdiction with respect to any claims brought against it by any Party under this Agreement and with respect to the dispute resolution and arbitration proceedings and any proceedings to enforce, recognise or execute any arbitral award rendered by a tribunal constituted pursuant to this Agreement including, without limitation, immunity from service of process, immunity from jurisdiction of any court, and immunity of such of his property as is of a commercial nature from execution.

19.      ADDITIONAL COVENANT

The Parties acknowledge that this Agreement, due to certain Polish legal requirements does not fully reflect the standard international petroleum industry practices (the "Practices"). As soon as the Parties become satisfied, through consultation with the applicable Polish authorities or otherwise, that acting fully in accordance with the Practices will not adversely affect their legal or financial position, they shall negotiate amendments to the this Agreement and use their Best Efforts in order to bring this Agreement in line with the Practices.

20.      ADDITIONAL OBLIGATION

In the event of the termination of the Farmout Agreement Covering the Fences Area in the Foresudetic Monocline between CalEnergy Power (Polska) Sp. z o.o. and FX Energy Poland Sp. z o.o. dated 9th January 2003 (the "Farmout Agreement") pursuant to Clauses 5.3, 6.3, 6.4 or 7.1 of the Farmout Agreement, the Parties shall:

         A amend this Agreement so that it no longer covers the land comprising the Minimum Earned Acreage in respect of the First Earning Well or the Minimum Earned Acreage in respect of the Second Earning Well ( all of these terms being as defined in the Farmout Agreement), as applicable;

         B execute a new joint operating agreement ("JOA") to govern the rights and obligations of the Parties in respect of operations conducted on the Minimum Earned Acreage for each of the First Earning Well and the Second Earning Well ( all of these terms being as defined in the Farmout Agreement), as applicable, which JOA shall contain the same terms and conditions as this Agreement except, for the purposes of identification only, with such alterations as are necessary to reflect the identity of the parties and their respective working interests and the area to be covered by the JOA.

                                   SCHEDULE 2

                 Form of the Mining Usufruct Transfer Agreement

         THIS AGREEMENT is made the __ day of January, 2003

         BETWEEN:

1. FX ENERGY POLAND Sp. z o.o. with its registered seat in Warsaw, at al. Jana Pawla II 29, 00-867 Warsaw, entered into the National Court Register maintained by the District Court for the city of Warsaw under the KRS No. 0000052459 ("FX"),

and

2. CALENERGY POWER (POLSKA) Sp. z o.o. with its registered seat in Warsaw, at Niedzwiedzia 8C, 02-737, Warsaw, entered into the National Court Register maintained by the District Court for the city of Warsaw under the RHB No. 52059 ("CE Power"), jointly called the "Parties" and each of them individually a "Party".

                                    Article 1
                                     Purpose


The Parties enter into this Agreement pursuant to Clause 3.3 of the Farmout Agreement between them of even date herewith.

                                    Article 2
                       FX title to Fences Mining Usufruct

FX represents that it holds 49% interest in the mining usufruct for exploration of oil and natural gas (the "Fences Mining Usufruct") in the "Srem-Jarocin" area (also called the "Fences Area") established pursuant to the Agreement on Establishment of the Mining Usufruct dated September 28, 2001 and the Concession #29/2001/p. The interest in the Fences Mining Usufruct being transferred hereby is free of any encumbrances or third party claims.

                                    Article 3
               Transfer of interest in the Fences Mining Usufruct

         3.1 FX hereby transfers to CE Power and CE Power receives, a 24.5% interest in the Fences Mining Usufruct, subject to Clause 3.2 below and subject to the condition precedent of obtaining a consent from the State Treasury for the transfer, as required under the relevant mining usufruct agreement. As soon as the consent is obtained, FX shall notify that to CE Power in writing.

         3.2 No interest in the Fences Mining Usufruct is transferred hereby with respect to:

                  a) the areas covered by the following exploitation concessions held by POGC: Kaleje (no. 127/93); Jarocin (no.128/93); Kleka (no. 129/93); Radlin (no. 172/94); and

                  b) the following wells: Solec 7; Solec 8; Kaleje 11; Kaleje 14; Kleka 11.

                                    Article 4
                       Transfer of geological information

         4.1 FX, as the owner of a 49% interest in the geological documentation regarding the Fences Area acquired before January 1, 2002, hereby transfers to CE Power and CE Power receives a 24.5% interest in ownership of all of that documentation, subject to the condition precedent of obtaining a consent from the Minister of Environment, as required pursuant to the Geological and Mining law. As soon as the consent is obtained, FX shall notify that to CE Power in writing.

         4.2 FX, as the holder of a 49% interest in the exclusive right to commercially use the geological documentation regarding the Fences Area acquired on and after January 1, 2002, hereby grants to CE Power and CE Power receives a 24.5% interest in the above right.

                                    Article 5
                                      Costs

FX and CE Power shall share equally all administrative cost and taxes due in connection with this Agreement.

                                    Article 6
                                  Miscellaneous

         6.1 Any disputes related to this Agreement shall be settled by theArbitration Court at the Polish Chamber of Commerce in Warsaw in accordance with its rules.

         6.2 This Agreement shall be interpreted in accordance with the laws of Poland and in accordance with the Treaty between Poland and the United States of America concerning Business and Economic Relations dated March 21, 1990, and, as applicable, principles of international law and decisions of international tribunals, and international treaties to which Poland is a party.

         6.3 This Agreement has been executed in Polish and English. In case of any dispute, the Polish version shall prevail.

         6.4 Under pain of nullity any amendments to this Agreement must be in writing.


CALENERGY POWER (POLSKA) SP. Z O.O.

____________________


FX ENERGY POLAND SP. Z O.O.


___________________

                                   SCHEDULE 3

                                    NOT USED

                                   SCHEDULE 4

RRPV Consent to Transfer Interests and Release of Encumbrances the "Consent")


ROLLS-ROYCE POWER VENTURES LIMITED, with its registered seat in London, 150 Victoria Street, SW1E 5 LB, ("RRPV"), represented by ___________ in his capacity as __________________________;

hereby consents to and agrees with

FX ENERGY POLAND Sp. z o.o. with its registered seat in Warsaw, at Al. Jana Paw(3)a II 29, 00-867 Warsaw, entered into the National Court Register under the KRS No. 0000052459 ("FX"), represented by David N. Pierce in his capacity as Managing Director;

AS FOLLOWS:

         A) WHEREAS, on March, 9, 2001, FX, as a pledgor, and RRPV, as a pledgee, entered into the Agreement for Registered Pledge of Receivables No. 1, the Agreement for Registered Pledge of Receivables No. 3 and the Agreement for Registered Pledge of Receivables No. 4 (hereinafter jointly referred to as the "Pledge Agreements") . The pledges created subsequently under the Pledge Agreements were registered in the Register of Pledges by the District Court for the City of Warsaw, XVIII Economic Division - Pledge Register on 13.08.2001, 11.04.2002, 22.05.2002, 5.06.2002 and 14.08.2002 under the Register numbers 848722, 900604, 908946, 911907, 911909 and 928609;

         B) WHEREAS, pursuant to the Pledge Agreements, FX pledged in favour of RRPV the rights and receivables arising out of the certain agreements entered into with Polskie Gornictwo Naftowe i Gazownictwo S.A. with its registered seat in Warsaw, at Krucza 6/14, 00-537 Warsaw, entered into the Polish Court Register maintained by the District Court in Warsaw under the KRS No. 59492 (hereinafter referred to as "POGC"), i.e. the Natural Gas Sale and Purchase Agreement, Fences Area Fields, Republic of Poland dated December 18, 2000, the Joint Operating Agreement Covering Areas in the Foresudetic Monocline dated May 12, 2000, and the Agreement on Co-operation in Exploration of Hydrocarbons on Foresudetic Monocline dated April 11, 2000, respectively (hereinafter jointly referred to as the "Relevant Agreements").

         C) WHEREAS, pursuant to the Article III clause 4 of each of the Pledge Agreements FX may not, without a prior written consent of the RRPV, amend either of the Relevant Agreements or voluntarily sell, transfer or otherwise dispose of all or any portion of its interest in rights and receivables arising out of the Relevant Agreements.

         D) WHEREAS, FX desires to transfer one-half of its working interest in the Relevant Agreements to CalEnergy Power (Polska) Sp. z o.o. with its seat in Warsaw, at Niedzwiedzia 8C, 02-737, Warsaw, entered into the Polish Court Register maintained by the District Court in Warsaw under the RHB No. 52059 (hereinafter referred to as "CE Power"), free from any liens and encumbrances including registered pledges.

         E) WHEREAS, the transaction with CE Power shall involve transferring 50% of all current rights and receivables of FX under the Relevant Agreements, whether present or future, actual or contingent (the "Transferred Interest") and amending the Relevant Agreements as appropriate.

         E) WHEREAS, RRPV is prepared to release the Transferred Interest from any its liens, rights or claims.

THEREFORE:

1. RRPV hereby agrees that the registered pledges established pursuant to the Pledge Agreements shall be fully released in so far as they attach to the Transferred Interest or any part thereof, upon or immediately prior to their transfer to CE Power, and agrees that thereafter the pledges shall attach solely to the rights and receivables of FX.

2. RRPV hereby agrees for each of the Relevant Agreements to be amended by the parties thereto so as to document the acquisition of the Transferred Interest by CE Power and to introduce any other changes [ can these be specified? ] aimed at clarification or improvement of the position of FX and CE Power thereunder, provided that such amendments shall not diminish the rights of FX thereunder in any material way (other than as results directly from the disposal of the Transferred Interest).

3. RRPV confirms that the Transferred Interest shall be free from any other encumbrances, claims, rights or restrictions of RRPV, as of its transfer to CE Power.

4. RRPV confirms that it shall not raise against CE Power any claims it may have in connection with any breach by FX of any of the Pledge Agreements or any other agreements or instruments.

5. RRPV and FX agree to promptly execute, at the request of either of them, all agreements or instruments required under Polish law to fully achieve the release of pledges as provided above. In particular, RRPV undertakes to file a motion to the appropriate Register of Pledges in order to cancel any registered pledges granted in connection with the Transferred Interests immediately after the execution of this Consent. These agreements and instruments shall ensure that RRPV current rights under the Pledge Agreements shall not be adversely affected in any material way, except as results directly from the disposal of the Transferred Interest or as may temporarily be required to fulfil the purpose of this Consent.

6. This Consent shall be governed and construed in accordance with Polish law.

7. This Consent has been executed in Polish and English language versions. In the event of conflict between the two language versions the Polish language version shall prevail.

Executed this __ day of January, 2003


ROLLS ROYCE POWER VENTURES LIMITED:

______________________



FX ENERGY POLAND SP. Z O.O.:


______________________

                                   SCHEDULE 5

                          GAS SALES AGREEMENT AMENDMENT

Dated ________, between

1) Polskie Gornictwo Naftowe i Gazownictwo S.A., with its seat in Warsaw, at Krucza 6/14;

and

2)       FX Energy Poland Sp. z o.o. with its seat in Warsaw at Al. Jana Paw(3)a
         II 29

hereinafter called the "Parties", and each of them a "Party"

                                    Article 1

In connection with the execution on January 8, 2003, of the Settlement Agreement Regarding the Fences Area, the Parties agree to amend the Natural Gas Sale and Purchase Agreement, Fences Area Fields, Republic of Poland of December 18, 2000 (the "Agreement"), as follows:

In Article 11 sec. 6, the first sentence shall read as follows:

         ,,The Agreement becomes effective upon its execution and shall continue in effect until December 31, 2008"

                                    Article 2

All other provisions of the Agreement shall remain unchanged.

FX Energy Poland Sp. z o.o.

________________________


Polskie Gornictwo Naftowe i Gazownictwo S.A.


__________________________

                                   SCHEDULE 6

                                 FX'S WARRANTIES



1. FX is duly incorporated with limited liability and validly exists under the laws of Poland.

2. The documents which contain or establish FX's constitution incorporate provisions which authorise, and all necessary corporate actions have been taken to authorise, FX to sign and deliver, and perform the transactions contemplated by, this Agreement.

3. Neither the signing and delivery of this Agreement nor the performance of any of the transactions contemplated by this Agreement, will:

         (i) contravene or constitute a default under any provision contained in any agreement, instrument, law, judgment, order, licence, permit or consent by which FX or any of its assets is bound or affected: or

         (ii) cause any limitation on FX or the powers of its directors, whether imposed by or contained in any document which contains or establishes its constitution or in any law, order, judgment, agreement, instrument or otherwise, to be exceeded.

4. No order has been made or petition presented or resolution passed for the winding-up of FX or for the appointment of a compulsory manager in respect of FX or any substantial part of its assets.

5. No litigation, arbitration or administrative proceeding or claim which might, by itself or together with any other such proceedings or claims, have a material adverse effect on its business, assets or condition or which might adversely affect its ability to observe or perform its obligations under this Agreement and the agreements contemplated hereby, is presently in progress or pending or, to the best of the knowledge, information and belief of FX, threatened against FX.

6. FX is the legal owner, free from all Encumbrances of the 24.5% working interest in the Fences JOA to be transferred to CE Power in accordance with this Agreement and is entitled to transfer that 24.5% working interest with full title guarantee to CE Power.

7. To the best of FX's knowledge, information and belief (after making reasonable enquiries, including making enquiries of POGC where necessary):

         (a) POGC as Operator is not in breach of any obligations under the Fences Mining Usufruct or the Fences Concession that would justify the Minister of Environment to revoke either the Fences Mining Usufruct or the Fences Concession;

         (b) POGC as Operator is not in any dispute with any person in relation to the Fences JOA or any operations on the Fences Mining Usufruct or the Fences Concession;

         (c) There are no outstanding work obligations or commitments to be performed by FX under the Fences JOA;

         (d)      FX is not in breach of any term of the Fences JOA; and

         (e) The copies of the Fences JOA, Fences Mining Usufruct and Fences Concession provided to CE Power by FX are true and accurate copies of those documents.

8. Neither FX or any of its Affiliates, nor any of their respective officers, directors, employees or agents has in the past engaged in, and shall not in the future engage in, any conduct in violation of Polish law or US law, including the Foreign Corrupt Practices Act.

                                   SCHEDULE 7

                           CE GAS/CE POWER WARRANTIES

1. CE Power is duly incorporated and validly exists under the laws of Poland.

2. The documents which contain or establish CE Power's constitution incorporate provisions which authorise and all necessary corporate actions have been taken to authorise CE Power to sign and deliver, and perform the transaction contemplated by, this Agreement.

3. Neither the signing and delivery of this Agreement nor the performance of any of the transactions contemplated by this Agreement, will:

         (i) contravene or constitute a default under any provision contained in any agreement, instrument, law, judgment, order, licence, permit or consent by which CE Power or any of its assets is bound or affected; or

         (ii) cause any limitation on CE Power or the powers of its directors, whether imposed by or contained in any document which contains or establishes its constitution or in any law, order, judgment, agreement, instrument or otherwise, to be exceeded.

4. No litigation arbitration or administrative proceeding or claim which might by itself or together with any other such proceedings or claims have a material adverse effect on its business, assets or condition or which might adversely affect its ability to observe or perform its obligations under this Agreement and the agreements contemplated hereby, is presently in progress or pending or, to the best of the knowledge, information and belief of CE Power, threatened against CE Power.

5. No order has been made or petition presented or resolution passed for the winding-up of the CE Power or for the appointment of a compulsory manager in respect of the CE Power or any substantial part of its assets.

6. Neither CE Power or any of its Affiliates, nor any of their respective officers, directors, employees or agents has in the past engaged in, and shall not in the future engage in, any conduct in violation of Polish law or US law, including the Foreign Corrupt Practices Act.

                                   EXHIBIT ONE

                             FENCES MINING USUFRUCT

                                   EXHIBIT TWO

                                FENCES CONCESSION

                                  EXHIBIT THREE

                          FENCES COOPERATION AGREEMENT

                                  EXHIBIT FOUR

                                   FENCES JOA

                                  EXHIBIT FIVE

                           FENCES SETTLEMENT AGREEMENT